UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2008  (December 26, 2008)

INDIGO-ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(702) 990-3387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 30, 2008, Indigo-Energy, Inc., a Nevada Corporation (the “Company”) issued two (2) promissory notes (the “Notes”) in favor of Carr Miller Capital, LLC, a limited liability company organized in the State of New Jersey and of which Everett Miller, the Company’s Chief Operating Officer and one of its directors, is the principal (“CMC” and together with the Company, the “Parties”) in the aggregate principal amount of Nine Hundred Thousand Dollars ($900,000) (the “Loan”).  The purpose of the Loan is: (i) to procure an accounts payable settlement on ten (10) operating wells previously drilled by the Company (ii) to provide the Company with the necessary funds to settle the Company’s obligations with certain professionals; and (iii)to provide the Company with the funding it requires to begin drilling a third well in the DuBois field, which well is, adjacent to, but separate and distinct from the two (2) wells currently being drilled by the Company that were provided for in the Global Financing Agreement disclosed in the Company’s Form 8-K dated December 8, 2008.

The Notes earn interest at the rate of twenty percent (20%) per annum.  In connection with the Loan, the Company agreed to immediately issue CMC 45 shares of the Company’s preferred stock, to be designated as Series C Preferred Stock.  Each share of Series C Preferred Stock shall automatically convert into 1,000,000 shares of the Company’s common stock upon the occurrence of the Company’s contemplated increase in authorized stock from Six Hundred Million to One Billion Shares of common stock.  The preferred shares will vote on an as converted basis.  All shares of the Company’s stock issued to CMC are subject to restrictions under Rule 144 and are subject to volume limitations imposed on affiliates of the Company upon the sale thereof.

On December 30, 2008, the Company entered into a Continuation Agreement with Mid East Oil Company (“Mid East”) wherein the parties agreed to settle in full each of their respective obligations under that certain Drilling and Operating Agreement dated July 2006 for all drilling revenues from any products sold or pending sale through September 2008.  Mid East affirmed Indigo’s seventy five percent (75%) going forward working interest in certain wells designated as Harris #2, MCCune #2, Dominick #1, Caddick #3, and Medsger #1 (the “Mid East Wells”), as well as the Company’s (60.9275%) Net Royalty Interest in such Mid East Wells.  Mid East further undertook to make monthly payments to the Company within ten (10) days from its receipt of funds from the sale of oil or gas generated from such wells.

On December 30, 2008, the Company entered into an Agreement with Dannic Energy, Inc. (“Dannic”) wherein each of the parties agreed to settle in full all of their respective obligations under that certain Drilling and Operating Agreement dated July 2006 for all drilling revenues from any products sold or pending sale through September 2008.  Dannic further affirmed Indigo’s sixty percent (60%) going forward working interest in certain wells designated as Grape #1, Grape #3, Grape #4, Magagnotti #1 and Magagnotti #2 (the “Dannic Wells”), as well as the Company’s 48.75% Net Royalty Interest in such Dannic Wells. Dannic further undertook to make monthly payments to the Company within thirty (30) days from its receipt of funds from the sale of oil or gas generated from such wells.

Item 3.02    Unregistered Sales of Equity Securities

Please see Item 1.01 above.

Item 8.01    Other Events

Indigo announced that CMC had completed the funding of the $1,000,000 as committed to in the Global Financing Agreement and the commencement of the drilling of the two wells in the Dubois field.  The Global Financing Agreement is attached as an exhibit to the 8-K dated December 8, 2008.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

1.01	Promissory Note in the amount of Four Hundred Thousand Dollars in favor of Carr Millar Capital.

1.02	Promissory Note in the amount of Five Hundred Thousand Dollars in favor of Carr Millar Capital.

1.03	Continuation Agreement between Indigo-Energy, Inc. and Mid East Oil Company dated December 30, 2008.

1.04	Agreement between Indigo-Energy, Inc. and Dannic Energy, Inc. dated December 30, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 31, 2008	Indigo-Energy, Inc.

	By:	/s/ Steven P. Durdin
Name: Steven P. Durdin
Title: Chief Executive Officer